Exhibit 99.1

Enanta Pharmaceuticals Announces Planned Retirement of Longstanding Chief Executive Officer Jay R. Luly, Ph.D. After 23 Years of Company Leadership

WATERTOWN, Mass., October 28, 2026 – Enanta Pharmaceuticals, Inc. (NASDAQ:ENTA), a clinical-stage biotechnology company dedicated to creating small molecule drugs for viral infections and immunological diseases, announces today that Jay R. Luly, Ph.D., age 70, will retire as President and Chief Executive Officer, by February 1, 2027 following 23 years of leadership with the Company. Dr. Luly will continue to serve as a Strategic Advisor for the remainder of 2027 to support a smooth and orderly transition.

The company also announces the appointment of Tara L. Kieffer, Ph.D. to the newly created role of Chief Operating Officer. After a 16-year career of advancement at Vertex Pharmaceuticals in research, clinical development, integrated program management and business development, Dr. Kieffer joined Enanta in 2020, most recently serving as the Company’s Chief Product Strategy Officer. As Chief Operating Officer, Dr. Kieffer will help drive operational execution across the business and work closely with the leadership team to ensure alignment around Enanta’s strategic priorities.

The Board of Directors has initiated a comprehensive search for Dr. Luly’s successor, considering both internal and external candidates. The search is being conducted with the goal of identifying a leader who can build upon the Company’s strong foundation and guide Enanta through its next phase of growth as it advances its pipeline programs.

“After 43 years in the pharmaceutical and biotechnology industries, and 23 years as the Company’s CEO, I have decided that the time is right for me to begin my retirement from full-time executive leadership,” said Dr. Luly. “I am enormously proud of what we have built together and of the talented team that has brought Enanta to this important stage in its development. I am particularly excited about the potential of our pipeline and the opportunity it represents for patients. The Company is well positioned for its next chapter, and I look forward to supporting a successful transition.”

Dr. Bruce L. A. Carter, Chairman of the Board, said, “During his distinguished tenure, Dr. Luly has provided exceptional leadership and made numerous important contributions, notably in helping bring forward cures for HCV infection, as well as potential treatments for RSV and immunologic diseases. We are grateful for his longstanding commitment and dedication, and we congratulate him on his well-deserved retirement.”

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs for viral infections and immunological diseases. In virology, Enanta’s clinical programs are focused on the development of first-in-disease and best-in-disease treatments for respiratory syncytial virus (RSV). The Company’s immunology pipeline aims to develop treatments for inflammatory diseases by targeting key drivers of the type 2 immune response, with KIT, STAT6 and MRGPRX2 inhibition.

Glecaprevir, a protease inhibitor discovered by Enanta, is part of the only treatment approved for curing both acute and chronic hepatitis C virus (HCV) infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). A portion of Enanta’s royalties from HCV products developed under its collaboration with AbbVie contribute ongoing funding to Enanta’s operations. Please visit www.enanta.com for more information.

Forward Looking Statements

This press release contains forward-looking statements, including statements with respect to the timeline and prospects for the succession planning activities. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: the impact of development, regulatory and marketing efforts of others with respect to vaccines and competitive treatments for RSV; the discovery and development risks of Enanta’s programs in virology and immunology; Enanta’s lack of clinical development experience; Enanta’s ability to partner its RSV or other programs; Enanta’s need to attract and retain senior management and key research and development personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year-ended September 30, 2025, as updated by periodic reports subsequently filed with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Media and Investors Contact:

Jennifer Viera

jviera@enanta.com